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                                                                 EXHIBIT 1(d)


                           AIM TAX-EXEMPT FUNDS, INC.

                             ARTICLES OF AMENDMENT


        AIM Tax-Exempt Funds, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: Article Fifth (a) is hereby amended in its entirety to read as follows:

        "The total number of shares of common stock which the Corporation shall have the authority to issue is 5,000,000,000 shares, of which 1,000,000,000 shares are classified as AIM Tax-Exempt Cash Fund Class A Shares, 1,000,000,000 shares are classified AIM Tax Exempt Bond Fund of Connecticut Class A Shares, 1,000,000,000 shares are classified as Intermediate Portfolio Shares (of which 1,000,000,000 shares are classified as AIM Tax-Free Intermediate Class A Shares) and the balance of which are unclassified. The par value of common stock is $.001, and the aggregate par value of all authorized shares of common stock is $5,000,000. Unissued shares of common stock may be classified and reclassified by the Board of Directors in the Maryland General Corporation Law."

        SECOND: The Corporation is registered as an open-end company under the Investment Company Act of 1940. The foregoing amendment to the charter was approved by a majority of the board of directors. No stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval. The amendment is limited to a change expressly permitted by Section 2.605 of the Maryland General Corporation Law to be made without action by the stockholders.

        The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states to the best of his knowledge, information and belief that the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties for perjury.

        IN WITNESS WHEREOF, AIM Tax-Exempt Funds, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on June 18, 1997.


                                           AIM Tax-Exempt Funds, Inc.

                                           By /s/ ROBERT H. GRAHAM
                                               ---------------------------
                                               Robert H. Graham, President

WITNESS:

/s/ P. Michelle Grace
---------------------
Assistant Secretary